Vringo Announces Fourth Quarter and Year End Results for 2012

Investor Conference Call Scheduled for 5:00pm Eastern Today

NEW YORK — March 21, 2013 — Vringo, Inc. (NYSE MKT: VRNG), a company engaged in the innovation, development, and monetization of mobile technologies and intellectual property, today announced operating results for the fourth quarter and year-end of 2012 and subsequent events.

"The year 2012 was transformational for Vringo. I remain pleased with the accomplishments we have made since announcing and closing the merger with Innovate/Protect, as well as the progress we have made in the first quarter of 2013. We remain focused on monetizing our technology and intellectual property portfolios, which we have created internally and acquired from leading organizations and inventors. Our efforts in 2012 have led to a focused technology company that remains committed to building shareholder value in 2013 and beyond," said Andrew D. Perlman, Chief Executive Officer of Vringo.

2012 Highlights and Subsequent Events

▪	Completed our merger with Innovate/Protect on July 19, 2012.

▪	Raised significant capital and repaid remaining non-operating debt, thereby strengthening the company's balance sheet.

▪	Acquired over five hundred patents and patent applications from Nokia relating to telecom infrastructure.

▪	Acquired a portfolio of intellectual property from quantumStream Systems Inc. and Sprout IP LLC that have broad applications to the placement of content in digital media such as web pages.

▪	Concluded a three-week jury trial against Google, AOL and others in U.S. District Court, Eastern District of Virginia, Norfolk Division, where the jury upheld the validity of the patents-in-suit, found that the asserted claims were infringed, and determined that damages should be based on a running royalty.

▪	Initiated enforcement of telecom infrastructure portfolio by filing three patent infringement lawsuits in Germany and the U.K. against ZTE Corporation. The patents-in-suit cover handoff, time switched transmit diversity, interoperability between disparate networks, and synchronization of devices.

▪	Extended enforcement action against ZTE Corporation in Germany by asserting an additional patent covering certain wireless handsets with dual antenna transmit diversity. The Judge has consolidated the two cases and the trial is currently scheduled for October 15, 2013.

▪	Welcomed Ashley Keller to the Board of Directors and the Intellectual Property, Compensation and Audit Committees. Mr. Keller is a former partner at Bartlit Beck Herman Palenchar & Scott LLP. Earlier in his career, he clerked for Justice Anthony Kennedy at the Supreme Court of the United States and Judge Richard Posner at the United States Court of Appeals for the Seventh Circuit. He is a co-founder and current Chief Investment Officer of Gerchen Keller Capital LLC.

▪	Hired Jason Charkow, Esq. as Intellectual Property Counsel. Mr. Charkow previously practiced law at Winston & Strawn LLP, where he focused on patent litigation related to telecommunication networks and equipment. Mr. Charkow also has years of experience in prosecuting and evaluating patents.

▪	Signed partnership with Virginia Tech IP to further research and develop wireless technology for use by first responders and consumers.

▪	Ended 2012 with approximately $57 million of cash and no debt.

Operating Results

Year ended December 31, 2012

▪	We ended 2012 with positive cash flow from financing activities of $85.7 million. This is mainly attributed to $76.1 million raised in two financing rounds and $12.3 million received from the exercise of equity instruments by our investors.

▪	As of the close of business on March 21, 2013, we had approximately $54 million of cash and cash equivalents on hand. We expect these funds will be sufficient to support our current operations and allow timely execution of our current business plans.

▪	Net loss for the year was $20.8 million, mainly attributable to operating legal costs of $9.5 million, recorded in connection with the ongoing litigation against Google and ZTE, as well as the impact of $10.6 million of non-cash expenses recorded in connection with amortization of intangible assets, depreciation of equipment, and share based compensation. Our net loss was offset by a net non-operating income of $4.0 million, recorded mainly in connection with the decrease in fair value of derivative warrants.

▪	In 2012 we recorded total revenues of $369 thousand, $269 thousand of which was in connection with post-merger revenues generated by our mobile-based products. An additional $100 thousand was recorded in connection with a partial settlement of litigation in August 2012.

▪	On a per share basis, our net loss fell by 55% to $0.53 per basic share, compared to a net loss of $1.17 per basic share presented by Vringo as of December 31, 2011, pre-merger. The decrease in basic loss per share was mostly due to an increase in the number of shares, and a decrease in the fair value of warrants classified as a long-term derivative liability, partly offset by increased costs reflecting the post-merger operations of the combined company.

Fourth Quarter

▪	Net loss for the fourth quarter was $14 million, compared to a net loss of $3.2 million in the third quarter. This increase in our net loss was mainly due to changes in the value of our derivative warrants, as well as due to the impact of an issuance of warrants in October 2012. Overall, our operating loss was $10.6 million compared to $10.5 million in the third quarter of 2012.

Conference Call Information

Date: Thursday, March 21, 2013

Time: 5:00 p.m. Eastern (Vringo recommends dialing in ten minutes in advance)

Domestic: (888) 645 - 4404

International: (201) 604 - 0169

Replay (available shortly after conclusion): (888) 632 - 8973 or (201) 499 - 0429

Confirmation Code: 80209959#

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of mobile technologies and intellectual property. Vringo's intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies. The patents and patent applications have been developed internally, and acquired from third parties. Vringo operates a global platform for the distribution of mobile social applications and services. For more information, visit: www.vringoIP.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: the inability to realize the potential value created by the merger with Innovate/Protect for our stockholders; our inability to raise additional capital to fund our combined operations and business plan; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to maintain the listing of our securities on the NYSE MKT; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; potential competition from other providers and products; our inability to license and monetize the patents owned by Innovate/Protect, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 21, 2013. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com